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								EXHIBIT (12)


              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
          EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND
                                   REQUIREMENTS

                                                       								    Twelve
                                                        								Months Ended
                                                 							       March 31, 1998

Income before provision for income taxes and fixed charges
(Note A) 	                                         					       $   55,741,399

Fixed charges:
Interest on first mortgage bonds			                            $   15,701,389
Amortization of debt discount and expense less premium                888,744
Interest on short-term debt                                         1,419,770
Other interest                                                        321,256
Rental expense representative of an interest factor (Note B)          156,662

Total fixed charges  						                                        18,487,821

Preferred stock dividend requirements:
Preferred stock dividend requirements not deductible for
 tax purposes							                                                2,338,304
Ratio of income before provision for incomes taxes to net income	       1.552

Nondeductible dividend requirements				                             3,629,048
Deductible dividends						                                             78,036

Total preferred stock dividend requirements			                      3,707,084

Total combined fixed charges and preferred stock dividend
  requirements						                                           $   22,194,905

Ratio of earnings to fixed charges				                                  3.02x

Ratio of earnings to combined fixed charges and preferred
  stock dividend requirements				    	  	                               2.51x


NOTE A:	For the purpose of determining earnings in the calculation of the ratio, net income has been increased by the provision for income taxes, non-operating income taxes and by the sum of fixed charges as shown above.

NOTE B:	One-third of rental expense (which approximates the interest factor).